Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-157820, 333-150816, 333-94997, 333-52604, 333-119877, 333-145246 and 333-146661 on Form S-8 of our reports dated March 30, 2010 relating to the consolidated financial statements and financial statement schedule of Immersion Corporation and the effectiveness of Immersion Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K/A (Amendment #1 to Form 10-K) of Immersion Corporation for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
San Jose, California
July 14, 2010